Exhibit 1
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April 1, 2008


Mr. Eduardo S. Elsztain
Bolivar 108
Buenos Aires, 1066
Argentina

Re. Cresud S.A.C.I.F. y A

Dear Sir,

Reference is made to the Registration Statement on Form F-3, effective as of February 25, 2008 of Cresud Sociedad Anonima Comercial, Inmobiliaria, Financiera y Agropecuaria ("Cresud") and the 3,364,174 new American Depositary Shares of Cresud (the "Cresud ADSs") and 33,641,744 warrants , each of which entitles its holder to purchase 0.33333333 additional common shares of Cresud (the "Warrants") that Baldwin Enterprises, Inc. ("we", "us", "our" or the "Subscriber"), a Colorado corporation, has agreed to subscribe for pursuant to the terms contained in the above mentioned Registration Statement.

CALL OPTION

The Subscriber hereby confirms to you that, subject to our receipt of all of the Cresud ADSs and the Warrants, we grant you, under the terms and conditions set forth below, an option to acquire (the "Call Option"), after the date hereof, 672,835 Cresud ADSs and 6,728,349 Warrants except as otherwise provided herein (the "Option Securities") at a price equal to:

      (i) US$12,498,979 (the "First Option Price") if the Call Option is exercised on March 11, 2009 (the "First Exercise Date");

      (ii) US$12,967,690 (the "Second Option Price") if the Call Option is exercised on June 11, 2009 (the "Second Exercise Date");

      (iii) US$13,436,402 (the "Third Option Price") if the Call Option is exercised on September 11, 2009 (the "Third Exercise Date");

      (iv) US$13,905,114 (the "Fourth Option Price") if the Call Option is exercised on December 11, 2009 (the "Fourth Exercise Date"); or


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      (v) US$14,373,825 (the "Fifth Option Price" and together with the First
      Option Price, Second Option Price, Third Option Price and Fourth Option Price, the "Option Prices", each an "Option Price") if the Call Option is exercised on March 11, 2010 (the "Fifth Exercise Date" and together with the First Exercise Date, Second Exercise Date, Third Exercise Date and Fourth Exercise Date, the "Exercise Dates", each an "Exercise Date").

For the avoidance of doubt, the parties hereto agree that (i) the aggregate number of Cresud ADSs subject to the Call Option shall be 672,835 ADSs, subject to equitable adjustment in the event of a stock split, recapitalization or other reclassification of the ADSs of Cresud; and (ii) the aggregate number of Warrants subject to the Call Option shall be 6,728,349, subject to equitable adjustment in the event of a stock split, recapitalization or other reclassification of the common shares of Cresud.

You shall exercise the Call Option by delivering to us written notice (the "Call Option Notice") of such exercise of the Call Option no later than twelve (12) calendar days prior to an Exercise Date. The closing of the sale of the Option Securities to you pursuant to the exercise of the Call Option shall take place at the offices of the Subscriber in New York, New York no later than the twelfth
(12th) calendar day following the delivery of the Call Option Notice or at such other place as mutually agreed by the parties. At such closing, (i) the Subscriber shall deliver to you the certificates and other documentation, if any, representing the Option Securities in proper form for transfer and (ii) you shall deliver to us evidence of the payment of the First Option Price, Second Option Price, Third Option Price, Fourth Option Price or Fifth Option Price, as applicable.

If the Call Option is not exercised and paid for on the Fifth Exercise Date (or another Exercise Date preceding the Fifth Exercise Date), the Call Option shall expire and the terms of this letter with respect to the Call Option shall become null and void. Any Option Price shall be paid free and clear of all taxes or withholdings, in U.S. Dollars to an account outside Argentina to be designated by us prior to the closing, by wire transfer of immediately available funds.

During the period commencing on the date we receive the Cresud ADSs and the Warrants and ending on the Fifth Exercise Date, the Subscriber shall at all times retain ownership of a number of ADSs and warrants of Cresud equal to the Option Securities and shall not transfer, encumber or dispose of such shares or warrants during such period.

The Call Option may not be transferred or assigned to any third party without the prior written consent of the other party hereto; provided, however, you shall be permitted to assign or transfer all rights hereunder to an affiliate without our prior written consent so long as the affiliate agrees to be bound by the provisions hereof. Any attempted assignment in violation of this paragraph shall be null and void.

This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof and the parties hereto submit to the non-exclusive jurisdiction of the courts of the City of New York, borough of Manhattan for the adjudication of any


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dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when received, as follows:

      If to the Subscriber:

            Baldwin Enterprises, Inc.
            c/o Leucadia National Corporation
            315 Park Avenue South
            New York, New York 10010
            Attention:  Joseph S. Steinberg
            Fax:  (212) 598-3241

            With a copy to:

            Andrea A Bernstein, Esq.
            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, New York 10153
            Fax: (212) 310-8007

      If to Mr. Eduardo S. Elsztain:

            Mr. Eduardo S. Elsztain
            Bolivar 108
            Buenos Aires, 1066
            Argentina
            Fax: 5411 4323-7597

            With copies to:

            Carolina Zang
            Florida 537, 18th floor
            Buenos Aires, Argentina (1005)
            Fax:  5411 4322 6970

            Yael Malik
            Consultores Asset Management
            Bolivar 108
            (1066) Buenos Aires
            Fax:  5411 4323 7597

This letter may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.



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Please acknowledge your acceptance of this letter and your agreement with the terms contained herein by executing this letter where indicated below and returning an executed copy to us promptly by facsimile.


                                             Very truly yours,

                                             Baldwin Enterprises, Inc.


                                             By:  /s/  Joseph A. Orlando
                                                --------------------------------
                                             Name:  Joseph A. Orlando
                                             Title:  Vice President


Accepted and agreed as of the date first above written:



  /s/  Eduardo S. Elsztain
--------------------------------
EDUARDO S. ELSZTAIN